UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 6, 2015

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

California	1-6615	95-2594729
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
24800 Denso Drive, Suite 225 Southfield, Michigan	48033
(Address of Principal Executive Offices)	(Zip Code)
Registrant's Telephone Number, Including Area Code: (818) 781-4973
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(e)

The Compensation and Benefits Committee (the “Committee”) of Superior Industries International, Inc. (the “Company”) has approved certain changes to the Company’s long-term incentive award program for 2015. The total value of the Company’s 2015 long-term incentive grants, which were granted to the Company’s named executive officers (the “NEOs”) on March 6, 2015, is allocated two-thirds to performance restricted stock unit (“PRSU”) awards and one-third to time-based restricted stock unit (“TBRSU”) awards. The PRSU awards provide Donald J. Stebbins, Chief Executive Officer and President, the opportunity to earn up to 150% of the target award value in Company stock and the other NEOs the opportunity to earn up to 200% of the target award value in Company stock. Performance criteria for the PRSU awards include earnings before interest, taxes, depreciation and amortization as a percentage of value-added sales (40%), return on invested capital (40%) and total shareholder return relative to a peer group (20%). The PRSU awards vest, if at all, based on the Company’s performance with respect to the performance criteria during the three-year period ending December 31, 2017. The TBRSU award for Mr. Stebbins vests on December 31, 2017 and the TBRSU awards for the other NEOs vest in equal annual installments over a three-year period. The total target long-term incentive award values (PRSUs, at target, plus TBRSUs) granted to the NEOs, expressed as a percentage of each NEO’s annual base salary, is as follows: Mr. Stebbins-200%; Kerry A. Shiba, Executive Vice President, Chief Financial Officer, Secretary and Treasurer-60%; Parveen Kakar, Senior Vice President, Corporate Engineering and Product Development-50%; and Michael D. Nelson, Vice President and Principal Accounting Officer-30%. Annual base salary rates effective April 1, 2015, which were used in determining the long-term incentive award opportunities for the NEOs, are as follows: Mr. Stebbins-$900,000; Mr. Shiba-$405,000; Mr. Kakar-$375,000; and Mr. Nelson-$250,000.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
(Registrant)

Date: March 12, 2015	/s/ Kerry A. Shiba
Kerry A. Shiba
Executive Vice President and Chief Financial Officer